Exhibit 99.3

Unaudited Pro Forma Financial Statements

The following Unaudited Pro Forma Financial Statements (the “pro forma financial statements”) give effect to the acquisition of certain assets and liabilities of the U.S. operations of Micron Optics Inc. ("MOI") by Luna Technologies, Inc., a wholly owned subsidiary of Luna Innovations Incorporated ("Luna"), in a transaction to be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations, with Luna as the identified acquirer the "Transaction.") These pro forma financial statements have been derived from the historical financial statements of Luna and MOI and are prepared in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC"). The Unaudited Pro Forma Statement of Operations (the “pro forma statement of operations”) for the nine months ended September 30, 2018 and for the year ended December 31, 2017 combine the historical consolidated statement of operations of Luna and MOI for the respective periods, and give pro forma effect to the Transaction as if it had been completed on January 1, 2017. The Unaudited Pro Forma Balance Sheet (the “pro forma balance sheet”) as of September 30, 2018, combines the historical consolidated balance sheets of Luna and MOI as of September 30, 2018 and gives pro forma effect to the acquisition as if it had been completed on September 30, 2018.

The historical consolidated financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the Transaction, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Transaction and certain other adjustments.

Assumptions and estimates underlying the unaudited adjustments to the pro forma financial statements are described in the accompanying notes, which should be read in conjunction with the pro forma financial statements. Since the pro forma financial statements have been prepared based on preliminary estimates, the final amounts recorded at the date of closing of the Transaction may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed and the final purchase price and its allocation thereof.

The pro forma financial statements have been presented for illustrative purposes only in accordance with Article 11 of Regulation S-X and are not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been combined during the period presented. The pro forma financial statements do not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the Transaction. These financial statements also do not include any integration costs, dissynergies or estimated future transaction costs, except for fixed contractual transaction costs, that the companies may incur as a result of the Transaction.

Pro Forma Financial Information
Unaudited Pro Forma Balance Sheet
As of September 30, 2018

	Luna Historical	MOI Historical	Excluded Assets and Liabilities of MOI	Pro Forma Adjustments	Note	Pro Forma Combined
Assets
Cash and cash equivalents	$47,144,719	$1,299,778	$(1,299,778)	$(5,000,000)	(a)	$42,144,719
Short term investments	—	202,100	(202,100)	—		—
Accounts receivable	9,110,713	1,843,120	—	—		10,953,833
Receivable from sale of HSOR business	4,002,342	—	—	—		4,002,342
Contract assets	2,611,122	—	—	—		2,611,122
Inventory	5,462,414	1,440,583	—	—		6,902,997
Prepaid expenses and other current assets	730,368	41,583	—	—		771,951
Total current assets	69,061,678	4,827,164	(1,501,878)	(5,000,000)		67,386,964

Long term contract assets	343,492	—	—	—		343,492
Property and equipment	2,678,411	273,623	—	722,000	(c)	3,674,034
Intangible assets	1,709,003	212,695	—	(212,695)	(b)	2,774,977
				1,065,974	(c)
Other assets	1,995	—	—	—		1,995
Total assets	$73,794,579	$5,313,482	$(1,501,878)	$(3,424,721)		$74,181,462

Liabilities and Stockholders' Equity
Current portion of long term debt	$1,073,571	$—	$—	$—		$1,073,571
Current portion of capital lease obligations	39,748	—	—	—		39,748
Accounts payable	2,297,457	212,152	—	—		2,509,609
Accrued liabilities	6,589,310	471,851	(297,120)	—		6,764,041
Contract liabilities	1,548,371	—	—	—		1,548,371
Related party payable	—	1,224,710	(1,224,710)	—		—
Total current liabilities	11,548,457	1,908,713	(1,521,830)	—		11,935,340

Long term capital lease obligations	83,405	—	—	—		83,405
Deferred rent	1,072,696	—	—	—		1,072,696
Total liabilities	12,704,558	1,908,713	(1,521,830)	—		13,091,441

Stockholders' Equity
Preferred stock	1,322	—	—	—		1,322
Common stock	30,081	99,435	(99,435)	—		30,081
Treasury stock	(2,116,640)	(473,753)	473,753	—		(2,116,640)
Additional paid in capital	85,353,909	6,467,797	(6,467,797)	—		85,353,909
Accumulated deficit	(22,178,651)	(2,688,710)	2,688,710	—		(22,178,651)
Total stockholders' equity	61,090,021	3,404,769	(3,404,769)	—		61,090,021

Total liabilities and stockholders' equity	$73,794,579	$5,313,482	$(4,926,599)	$—		$74,181,462

The accompanying notes are an integral part of these pro forma financial statements.

Unaudited Pro Forma Statement of Operations
For the Nine Months September 30, 2018

	Luna Historical	MOI Historical	Pro Forma Adjustments	Note	Pro Forma Combined
Revenues
Technology development	$15,418,919	$—	$—		$15,418,919
Products and licensing	13,960,003	6,380,147	—		20,340,150
Total revenues	29,378,922	6,380,147	—		35,759,069

Cost of revenues
Technology development	11,131,965	—	—		11,131,965
Products and licensing	5,381,333	2,443,266	—		7,824,599
Total cost of revenues	16,513,298	2,443,266	—		18,956,564

Gross profit	12,865,624	3,936,881	—		16,802,505

Operating expense
Selling, general and administrative	9,898,064	2,472,816	337,500	(d)	12,920,691
			212,311	(e)
Research, development and engineering	2,513,497	1,052,372			3,565,869
Total operating expenses	12,411,561	3,525,188	549,811		16,486,560

Operating income	454,063	411,693	(549,811)		315,945

Other income/(expense)
Investment income	350,976	—	—		350,976
Other income/(expense)	(16,001)	97,950	—		81,949
Interest expense	(103,208)	(56,786)	—		(159,994)
Total other income	231,767	41,164	—		272,931

Income from continuing operations before income taxes	685,830	452,857	(549,811)		588,876
Income tax benefit	(674,329)	—	—		(674,329)
Net income from continuing operations	$1,360,159	$452,857	$(549,811)		$1,263,205

Net income per share from continuing operations
Basic	$0.05				$0.05
Diluted	$0.04				$0.04

Weighted average common shares and common equivalent shares outstanding
Basic	27,901,631				27,901,631
Diluted	33,055,881				33,055,881

The accompanying notes are an integral part of these pro forma financial statements.

Unaudited Pro Forma Statement of Operations
For the Year Ended December 31, 2017

	Luna Historical	MOI Historical	Pro Forma Adjustments	Note	Pro Forma Combined
Revenues
Technology development	$18,576,383	$—	$—		$18,576,383
Products and licensing	27,660,891	7,872,228	—		35,533,119
Total revenues	46,237,274	7,872,228	—		54,109,502

Cost of revenues
Technology development	13,988,378	—	—		13,988,378
Products and licensing	14,120,071	3,482,561	—		17,602,632
Total cost of revenues	28,108,449	3,482,561	—		31,591,010

Gross profit	18,128,825	4,389,667	—		22,518,492

Operating expense
Selling, general and administrative	14,770,986	3,909,531	450,000	(d)	19,393,485
			262,968	(e)
Research, development and engineering	3,469,193	1,184,819			4,654,012
Total operating expense	18,240,179	5,094,350	712,968		24,047,497

Operating loss	(111,354)	(704,683)	(712,968)		(1,529,005)

Other expense
Other income/(expense)	(4,498)	(33,623)	—		(38,121)
Interest expense	(218,506)	(76,399)	—		(294,905)
Total other expense	(223,004)	(110,022)	—		(333,026)

Income from continuing operations before income taxes	(334,358)	(814,705)	(712,968)		(1,862,031)
Income tax benefit	(295,753)	—	—		(295,753)
Net income from continuing operations	$(38,605)	$(814,705)	$(712,968)		$(1,566,278)

Net income per share from continuing operations
Basic and diluted	$—				$(0.06)

Weighted average common shares and common equivalent shares outstanding
Basic and diluted	27,579,988				27,579,988

The accompanying notes are an integral part of these pro forma financial statements.

On October 15, 2018, Luna Technologies Inc., a wholly-owned subsidiary of Luna Innovations Incorporated, ("Luna" or the "Company") completed the acquisition of substantially all of the assets related to the U.S. operations, other than cash, of Micron Optics, Inc. ("MOI"). Under the terms of the asset purchase agreement, Luna acquired substantially all of the assets of MOI other than cash and investments in foreign entities and assumed certain liabilities of MOI as of the acquisition date. The unaudited pro forma financial statements have been prepared to give effect to the completed acquisition as if the acquisition had taken place as of January 1, 2017, the beginning of the earliest fiscal period presented, with respect to the statements of operations, and as of September 30, 2018, with respect to the balance sheet.

The pro forma amounts have been developed from the unaudited consolidated financial statements for the nine months ended September 30, 2018, for Luna and the U.S. operations of MOI, as well as the audited consolidated financial statements of Luna contained in its Annual Report on Form 10-K for the year ended December 31, 2017, and audited financial statements of the U.S. operations of MOI for the year ended December 31, 2017. The assumptions, estimates, and adjustments here have been made solely for the purposes of developing the financial statements.

In accordance with the purchase method of accounting, the assets and liabilities of MOI were recorded at their respective estimated fair values as of the date of acquisition. Management's estimates of the fair value of assets acquired and liabilities assumed are based, in part, on third-party evaluations. The preliminary allocation of the purchase price was based upon a preliminary valuation, and our estimates and assumptions are subject to change.

The unaudited pro forma financial statements are provided for illustrative purposes only and are not intended to represent the actual consolidated results of operations or the consolidated financial positions of Luna had the acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The unaudited pro forma financial statements should be read in conjunction with the separate historical consolidated financial statements of Luna and the U.S. operations of MOI.

Note A. Basis of Presentation

On October 15, 2018, the Company completed the acquisition of substantially all of the assets, other than cash, of the U.S. operations of MOI, a leading provider of innovative optical components and laser-based equipment that advance the quality of optical measurements, allowing the sensing, imaging, and telecommunications industries to make critical measurements. The acquisition expands the Company's capabilities in fiber-optic based sensing applications. The purchase price was $5.0 million in cash, subject to future adjustment based upon the final determination of the working capital of MOI, as defined in the asset purchase agreement. The estimated excess of the purchase price over the estimated fair value of the net tangible assets acquired was approximately $1.8 million. The intangible assets consist primarily of acquired technology, customer relationships, and trade names. The Company is still evaluating the fair value of the acquired assets and liabilities and any pre-acquisition contingencies. Therefore, the final allocation of the purchase price has not been completed.

Note B. Pro Forma Adjustments

Amounts included under the column heading "Excluded Assets and Liabilities of MOI" on the unaudited pro forma balance sheet represent the values of the assets and liabilities of the U.S. operations of MOI that were not acquired or assumed by Luna under the terms of the asset purchase agreement. The excluded assets and liabilities consist primarily of cash, amounts receivable or payable for taxes associated with periods prior to the acquisition date, and amounts payable for employment related costs associated with periods prior to the acquisition date.

Amounts included under the column heading "Pro Forma Adjustments" in the unaudited financial statements include the estimated purchase price allocation, incremental share-based compensation expense for stock options granted to certain key employees at the acquisition date, and amortization expense associated with the identified intangible assets. The pro forma adjustments included in the unaudited financial statements are as follows:

(a)- Reflect the payment of the purchase price to MOI
(b)- Eliminate balance of intangible assets recorded prior to the acquisition
(c)- Record estimated value of intangible assets acquired as identified in preliminary purchase price allocation
(d)- Record incremental share-based compensation expense associated with stock options granted at the acquisition date
(e)- Eliminate historical depreciation expense of MOI property and equipment assets and amortization expense associated with the historical intangible assets of MOI and record the amortization expense associated with the fair value of property and equipment and intangible assets identified in the preliminary purchase price allocation.